Exhibit 10.1

January 3, 2020

Private & Confidential

Mr. Christopher Lindop

160 Commonwealth Avenue

Unit 522

Boston MA 02116

Re:	Transition, Separation & Consultancy Agreement

Dear Mr. Lindop:

Thank you for your service to Quotient Limited (the “Company”). This letter, when fully executed, will constitute the Transition, Separation & Consultancy Agreement (“Agreement”) between you and the Company concerning the terms of your future retirement from employment with the Company.

1. Retirement. Unless terminated sooner, your employment with the Company and its subsidiaries and other controlled affiliates will end upon your retirement on May 31, 2020 (the “Retirement Date”). You hereby resign from all directorships, officerships and other positions with the Company and its controlled affiliates as of and with effect from the Retirement Date. You agree to sign all appropriate documentation, if any, prepared by the Company in connection with those resignations and your retirement. The Company and you agree that this Agreement satisfies any notice requirement that otherwise may apply to your retirement and termination of employment under your Employment Agreement, dated as of February 9, 2017, as amended, between the Company and you (your “Employment Agreement”) and any other agreement between you and the Company or any of its affiliates.

2. Pre & Post Retirement Services. Between now and the Retirement Date you will continue to provide such services as may be requested by the Chief Executive Officer (“CEO”). When your successors employment commences, you will resign as CFO but will remain an executive employee through the Retirement Date in the capacity of Executive Vice President, Finance. During that period you will provide transition support and participate in specific projects for the Company as and to the extent requested by the CEO. Post retirement date, we request that you will be available to provide consultancy services to the Company, for a period of up to 12 months, to support any special projects that may arise.

3. Compensation.

a)

Until your retirement or earlier separation from the Company, you will continue to receive the same base salary as at present; you will continue to have the same bonus opportunity as at present; and you will be entitled to the same non-cash benefits as at present.

b)

Provided that you remain an employee and continue to provide services to the Company through the Retirement Date and beyond in accordance with Section 2 and subject to the other requirements of this Agreement, you will be entitled to a single cash payment (the “Compensation Payment”) of $420,000, equal to twelve months base salary. The Company’s obligation to make the Compensation Payment is expressly conditioned upon your execution of and delivery to the Company of a release in substantially the form attached as Annex A (the “Release”), on or after the Retirement Date and before the Compensation Payment, and on the Release having become irrevocable under applicable law. Assuming the other requirements set forth above are satisfied, the Company will make the Compensation Payment to you as promptly as reasonably practicable after this Release-related condition is satisfied. If you do not execute the Release within 30 days after the Retirement Date, you will not be entitled to the Compensation Payment.

4. Benefits. Provided that you (i) remain an employee and continue to provide services to the Company through the Retirement Date and beyond in accordance with Section 2, (ii) execute and deliver the Release and the Release becomes irrevocable under applicable law, and (iii) comply with the other requirements of this Agreement, the Company will provide you with the following benefits (the “Benefits”):

a)

All unvested options to acquire ordinary shares of the Company (“Options”) which you hold that are scheduled to vest within twelve months following the Retirement Date will remain outstanding and vest and become exercisable on their regularly scheduled vesting dates after the Retirement Date; all other unvested Options which you hold will be forfeited on the Retirement Date; all outstanding and vested Options which you hold will remain exercisable until the twelve month anniversary of the Retirement Date at which time they will expire.

b)

All unvested MRSUs and RSUs which you hold that are scheduled to vest within twelve months following the Retirement Date will remain outstanding and vest on their regularly scheduled vesting dates after the Retirement Date; all other unvested MRSUs and RSUs which you hold will be forfeited on the Retirement Date.

c)

Your accrued and vested benefits under any other Company benefit plans, and any reimbursements you are entitled to under current Company policies for periods before the Retirement Date, will be paid or reimbursed to you in accordance with the terms of the applicable Company benefit plan or policy. You shall submit documented requests for all reimbursable expenses not later than seven days of the Retirement Date.

5. Company Property. You agree to return all Company property in your possession within 14 days following the Retirement Date. Company property includes work product, electronic devices and other physical property of the Company. This includes equipment, supplies, keys, security items, credit cards, passwords, electronic devices, laptop computers, cellular phones and Blackberry devices. You must also return all originals and any copies of Company records. This includes any disks, files, notebooks, etc. that you have personally generated or maintained with respect to the Company’s business, as well as any Company records in your possession. In addition, you and the Company agree to cooperate in good faith in identifying, providing you access to and appropriately segregating property belonging to you and maintained on Company premises on the Retirement Date.

6. General Release. You knowingly and voluntarily (for yourself, your spouse, your heirs, executors, administrators and assigns (collectively, the “Releasing Parties”) release and forever discharge the Company, its controlled affiliates and its current and former directors, officers, employees and agents (collectively, the “Released Parties”) from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date of this Agreement) and whether known or unknown, suspected, or claimed, against the Company or any of the Released Parties which any Releasing Party, may have, which arise out of or are connected with your employment with, or your separation or retirement from, the Company (including, but not limited to, any rights related to RSUs or MRSUs, any rights under your Employment Agreement and any rights related to any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; the Consolidated Omnibus Budget Reconciliation Act; any applicable executive orders; the anti-retaliation provisions of the Fair Labor Standards Act; or their state or local counterparts, or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, libel, slander, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing are collectively referred to herein as the “Claims”). By signing this Agreement, you are representing to the Company that you fully understand this paragraph and have had an opportunity to seek legal advice regarding this paragraph and this Agreement before signing this Agreement. Finally, you are representing that you fully understand that the filing of any Claim shall constitute a rejection or breach of our agreements contained herein. You also waive and release and promise never to assert any such Claims, even if you do not believe that you have such Claims. You are not waiving or releasing any Claims arising under this Agreement or that cannot be waived as a matter of law. Your undertakings in this Section 6 are in addition to the undertakings to be given by you in the Release.

7. Future Activities. You will not be employed or otherwise act as an expert witness or consultant or in any similar paid capacity in any litigation, arbitration, regulatory or agency hearing or other adversarial or investigatory proceeding against the Company. In addition, at no time in the future will you voluntarily have any contact with any of the Company’s current or former employees for purposes of soliciting, advising about or discussing their participation or potential participation in any litigation, arbitration, regulatory or agency hearing or other adversarial or investigatory proceeding against the Company. Nothing in this Agreement shall prevent you from responding truthfully to informal or formal requests for information from governmental authorities or your taking any actions provided for in the preceding sentence in connection with any litigation asserted against the Company and/or you. You shall promptly notify the Company of any such requests. Nothing in this Agreement shall prohibit or impede you from communicating, cooperating or filing a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation; provided, that in each case such communications and disclosures are consistent with applicable law.

8. Preserving Name and Reputation. You will not at any time in the future defame, disparage or make statements or disparaging remarks which embarrasses or causes material harm to the Company’s name and reputation or the names and reputation of any of its officers, directors or employees. “Disparagement” as used herein means the form and substance of any communication, regardless of whether or not you believe it to be true, that tends to degrade or belittle the Company or subject it to ridicule or embarrassment. This paragraph 9 does not apply to statements made pursuant to or in connection with court proceedings or under penalty of perjury; however, you agree to give advance notice to the Company of such an event, to the extent practicable. The Company shall cause its executive officers and directors not to defame, disparage or make disparaging statements or disparaging remarks about you.

9. Covenants. Before and after the Retirement Date, you will remain subject to and continue to comply with all the restrictive and other covenants contained in your Employment Agreement including in respect of confidentiality, noncompetition and nonsolicitation.

10. Confidentiality. You acknowledge that the Company’s Confidential Information (as defined in your Employment Agreement) is proprietary and that you may never disclose any such information to any person or entity at any time, including after the Retirement Date. You agree this paragraph is a material provision of this Agreement and that in the event of breach, you will be liable for the return of the value of all consideration received as well as any other damages sustained by the Company.

11. Forfeiture. In the event that you breach any of your obligations to the Company under this Agreement, your Employment Agreement or as otherwise imposed by law, the Company shall be entitled to stop payment of any benefit due under this Agreement and shall be entitled to recover any benefit paid after the Retirement Date under this Agreement and to obtain all other relief provided by law or equity, including, but not limited to, injunctive relief.

12. Governing Law and Venue. To the extent not preempted by federal law, the provisions of this Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this provision to the substantive law of another jurisdiction. Each party hereby agrees that the State of Delaware is the proper venue for any litigation seeking to enforce any provision of this Agreement, and each party hereby waives any right it otherwise might have to defend, oppose, or object to, on the basis of jurisdiction, venue, or forum nonconveniens, a suit filed by the other party in any federal or state court in Delaware, to enforce any provision of this Agreement.

13. Severability. If any portion, provision or part of this Agreement is held, determined or adjudicated to be invalid, unenforceable or void for any reason whatsoever, each such portion, provision or part shall be severed from the remaining portions, provisions or parts of this Agreement and shall not affect the validity or enforceability of such remaining portions, provisions or parts.

14. Entire Agreement. This Agreement between you and the Company is in consideration of the mutual promises described above. This Agreement constitutes the entire agreement between you and the Company with respect to your retirement and related separation from employment. There are no other agreements, written or oral, expressed or implied, between the parties hereto, concerning the subject matter hereof, except the agreements set forth in this Agreement.

15. Section 409A Compliance. To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A of the Internal Revenue Code, and this Agreement shall be construed and applied in a manner consistent with this intent. Notwithstanding any other provision herein to the contrary, to the extent that the reimbursement of any expenses or the provision of any in-kind benefits under this Agreement is subject to Code Section 409A, (i) the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, during any one calendar year shall not affect the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (ii) reimbursement of any such expense shall be made by no later than December 31 of the year following the calendar year in which such expense is incurred, and (iii) your right to receive such reimbursements or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

16. Withholding. All payments made to you pursuant to this Agreement are subject to all applicable federal, state and local tax and other withholdings required by law. You acknowledge and agree that all taxes imposed on you by reason of the payments and benefits hereunder are your sole responsibility and the Company is in no way indemnifying you or holding you harmless in respect of any such taxes. The Company shall not be liable to you (or any other individual claiming a benefit through you) for any tax, interest, or penalties you may owe as a result of compensation paid under this Agreement, and the Company shall have no obligation to indemnify or otherwise protect you from the obligation to pay any taxes.

17. Headings. The headings used herein are for the convenience of reference only and do not constitute part of this Agreement. The headings shall not be deemed to limit or otherwise affect any of the provisions of this Agreement.

18. Counterparts. This Agreement may be executed in one or more counterparts, including emailed or telecopied facsimiles, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

19. Company Cooperation. In connection with any future disposition by you or any entity affiliated with you of any securities of the Company that bear a restrictive legend, the Company shall cause such legend to be removed and the Company shall cause to be issued a certificate without such legend to the holder of the securities upon which it is stamped, if, unless otherwise required by state securities laws, the holder of such securities provides the Company with reasonable assurance that such securities can be sold, assigned or transferred pursuant to Rule 144 under the Securities Act (“Rule 144”) (in which case, the Company shall facilitate the removal of the legend; provided, however, the Company shall not be required to furnish an opinion of counsel to facilitate any sale, assignment or transfer pursuant to Rule 144 at any time that such securities are registered for resale under the Securities Act).

We wish you every success in your retirement.

Sincerely,

Quotient Limited

By:	/s/ Franz Walt
Name:	Franz Walt
Title:	Chief Executive Officer

By signing below, I acknowledge that I have been given the opportunity to review this Separation Agreement carefully; that I have read this Agreement and understand the terms of the Agreement; and that I voluntarily agree to them.

ACCEPTED AND AGREED TO:

/s/ Christopher Lindop
Christopher Lindop

Date:	January 7, 2020

ANNEX A

RELEASE

A. I acknowledge that on the terms and subject to the conditions set forth in the Transition, Separation & Consultancy Agreement, dated January 3, 2020 between Quotient Limited (the “Company”) and me (my “Transition, Separation & Consultancy Agreement”), I am entitled to receive the Compensation Payment (as defined in my Transition, Separation & Consultancy Agreement) and certain other benefits to which I was not otherwise entitled.

B. In consideration of the Company’s undertakings in my Transition, Separation & Consultancy Agreement, I do hereby release and forever waive all rights I may have to assert claims arising on or prior to the date hereof or bring lawsuits with respect to any claims arising on or prior to the date hereof, against any one or more of the Company and its affiliates and each of their respective officers, directors, agents employees, attorneys, and insurers, as well as past and present fiduciaries and administrators of any employee benefit plans sponsored by the Company (collectively, the “Releasees”) including but not limited to:

•

all claims arising out of or relating to my employment with or my separation and retirement from the Company and its controlled affiliates including in respect of salary, bonus or other compensation, sick leave, paid time off, personal leave time, health and welfare or other benefit plans, and all other employment-related benefits, including any such claims arising under any policies, practices or procedures of the Company or any of its controlled affiliates or based on a breach of any provision of an oral or written employment contract, whether such provision was expressed or implied;

•

all rights and claims that may be asserted under any federal, state or local constitution, law, regulation, ordinance, executive order or common law, including without limitation, rights and claims that in any way relate to employment, discrimination or harassment in employment, termination of employment or retaliation including, but not limited to, those claims under the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act), Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Equal Pay Act of 1963, as amended, the Americans With Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Worker Adjustment Retraining and Notification Act, the Employee Retirement Income Security Act of 1974, as amended, the Consolidated Omnibus Budget Reconciliation Act, 42 U.S.C. §§ 1981, 1983 and 1985, the Fair Labor Standards Act and all other similar federal, state, and local constitutions, laws, regulations, ordinances or executive orders, and common law, for the protection of employees against discrimination or retaliation;

•

all claims based on any federal, state or local constitution, law, regulation, or ordinance, or common law, concerning wrongful discharge, constructive discharge, breach of contract, defamation, emotional distress, interference with contractual relationships, fraud, misrepresentation, discharge in violation of public policy and all other violations of public policy; and

•	all claims for costs, fees or other expenses, including attorneys’ fees, incurred in connection with any of the foregoing.

All of the foregoing are collectively referred to in this Release as “Claims.” The Claims that I am releasing do not however include my rights under the Transition, Separation & Consultancy Agreement.

I represent and acknowledge that (a) I have not filed any complaint, charge, lawsuit or other legal action that is now pending against the Company or any of its affiliates; (b) I have not suffered any work-related injury or illness for which I have not already filed a workers’ compensation claim; and (c) I acknowledge and agree that I have been properly provided any leave of absence because of my or a family member’s health condition (if any), and that I have not been subjected to any improper treatment, conduct or actions due to or related to my request for, or my taking of, any leave of absence because of my own or a family member’s health condition.

C. Also, in consideration of the Company’s undertakings under my Transition, Separation & Consultancy Agreement including the Company’s agreement to pay the Compensation Payment, I agree and/or acknowledge as follows:

•

This Release does not apply to claims filed under workers’ compensation laws or claims that cannot be released by private agreement. This Release does not prevent me from filing a charge with, or participating in an investigation or proceeding conducted by, the Equal Employment Opportunity Commission or other federal, state, or local governmental agency. However, I understand that this Release waives any right I may have to recover monetary damages, as well as any other individual relief, as a result of such a charge or a related lawsuit, whether filed by me or anyone else;

•	I understand nothing herein precludes me from exercising my Section 7 rights under the National Labor Relations Act;

•

I agree to pay any reasonable legal fees or costs incurred by the Company as a result of any breach of my promises in this Release, including my promise to fully release the Releasees from all Claims and to compensate each Releasee for its legal costs, including attorneys’ fees incurred by such Releasee as a result of any breach of this Release, except to the extent that I challenge the validity of this Release under the Age Discrimination in Employment Act, in which case such Releasee may only recover such fees and expenses as may be permitted by state and federal law.

•

Except to the extent that I am permitted to not disclose information provided to the Securities and Exchange Commission (“SEC”) pursuant to Section 922 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, 15 U.S.C. §78u-6 and SEC Regulation 21F promulgated thereunder, or to other regulatory government agencies pursuant to similar whistleblower protection laws, I agree that as of the date set forth below, I have not reported information to the SEC concerning, and am not aware of, any securities law compliance failure by the Company by any person that has not been reported in writing to the Company’s Board of Directors.

D. This Release shall be governed by the laws of the State of Delaware and to the extent that any provision of this Release shall be invalid or unenforceable, the remainder of this Release shall not be affected.

E. By signing below, I acknowledge that:

1.	I have carefully read this Release and its contents have been fully explained to me;

2.	The Company gave me a copy of this Release and at least twenty-one (21) days to consider this Release and its effect on me;

3.

The Company informed me that this Release does not become binding upon me until seven (7) days after the date on which I sign this Release and that I may revoke this Release at any time during such seven (7) day period by providing written notice of my desire to revoke the Release to:

Quotient Limited

Business Park Terre Bonne

Route de Crassier 13

Eysins, 1262

Switzerland

Attention: Franz Walt

4.	I was advised by the Company before I signed this Release of my right to consult advisors, including attorneys, about the contents of this Release;

5.	After due consideration and consultation, I signed this Release voluntarily without duress; and

6.	By signing this Release, I understand that I do not waive any rights or claims that may arise after the date the Release is executed.

I understand that this Release is effective seven (7) days after the date of my signature below.

I have read, understood and agree to the foregoing:

Christopher Lindop

Date: